Exhibit 16.1

February 2, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of InLand Capital Fund, L.P.'s Form 8-K dated
January 27, 2005, and have the following comments:

  We agree with the statements made in the second sentence of the first paragraph and those in the second, third and fourth paragraphs.
  We have no basis upon which to agree or disagree with the statements made in the first sentence of the first paragraph and those in the fifth paragraph.

Yours truly,

Deloitte & Touche LLP

Chicago, Illinois